Exhibit 99.1

TVI Corporation Announces Third Quarter 2006

Restatement

GLENN DALE, MD – December 6, 2006 – TVI Corporation (NASDAQ: TVIN) announced today that the Company’s Board of Directors (the “Board”), upon the recommendation of the Company’s Audit Committee (the “Committee”), has determined that TVI’s previously reported results announced in a press release dated November 2, 2006 and disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Q3 Report”) should be restated to eliminate approximately $550,000, or approximately 6.1%, of the Company’s reported revenue for the quarter. As a result, the Board has concluded that the Q3 Report should no longer be relied upon.

The Committee, with the assistance of external accounting and legal advisors, is conducting an investigation regarding a sale of 28 decontamination systems and related equipment to Signature Special Event Services, LLC (“SSES LLC”) during the quarter ended September 30, 2006 (the “SSES transaction”). As announced on November 1, 2006, TVI acquired substantially all of the assets and assumed certain of the liabilities of SSES LLC on October 31, 2006. Although the Committee’s investigation is ongoing, it has concluded that the Company should not have recorded a sale or recognized revenue from the SSES transaction. Based on the preliminary findings of the Committee and its advisors and the progress of the investigation to date, the Board believes that the SSES transaction resulted in inappropriately recognized revenue of approximately $550,000 for the quarter ended September 30, 2006. TVI expects that the restatement will cause its reported operating income for the third quarter to decrease from approximately $2.1 million as previously reported to $1.7 million. Restated net income for the third quarter of 2006 is expected to be $973,000 resulting in restated diluted earnings per share of $0.03, representing a decrease of $239,000 in net income, or $0.01 in diluted earnings per share, from net income of $1,212,000 and diluted earnings per share of $0.04, as previously reported.

TVI intends to prepare and file amendments to its Q3 Report to correct the misstatements as soon as is reasonably practicable. Due to the ongoing nature of the Committee’s investigation, the financial impact of the transactions described above may change as further information becomes available.

In addition, TVI has not completed its assessment of how the errors it has identified reflect on the adequacy of its internal controls over financial reporting and disclosure controls and procedures. TVI and the Committee are continuing to investigate the SSES transaction and its implications for TVI. Either individually or in the aggregate, the findings of the investigation may result in TVI reporting one or more material weaknesses in its internal controls over financial reporting and its disclosure controls and procedures.

About TVI Corporation

TVI Corporation, located in Glenn Dale, Maryland, is a global supplier of rapidly deployable first receiver and first responder systems for homeland security, hospitals, the military, police and fire departments, and public health agencies. The Company designs, fabricates and markets products and systems both through distributors and directly to end-users and OEMs. These systems include chemical and biological decontamination systems, infection control systems, and powered air respirator systems for individuals. The Company’s core systems are fabric shelter structures, which employ the Company’s proprietary articulating frame. The Company also sells a line of thermal products, which includes targets, IFF (Identification Friend or Foe) devices, beacons and markers, and decoys.

During the past several years, TVI’s product line has expanded to include Chem/Bio Isolation systems for hospitals and first responders, trailerized first responder products, crime scene investigation systems for police, and mobile hospitals. TVI’s products, and others of their kind, represent integral components of a standard decontamination process.

The TVI designation is a trademark of TVI Corporation. For more information concerning TVI, please visit the Company at: www.tvicorp.com. This reference to the TVI website is an active textual reference and the contents of the site are not part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release constitutes forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and involves expectations, beliefs, plans, intentions or strategies regarding the future. These statements may be identified by the use of forward-looking words or phrases such as “should”, “anticipates”, “believes”, “expects”, “might result”, “estimates” and others. These forward-looking statements are based on information available to TVI as of the date hereof and involve risks and uncertainties and are not guarantees of future performance, as actual results could differ materially from our current expectations. Such risks and uncertainties include achieving order and sales levels to fulfill revenue expectations; unanticipated costs or charges; the time and costs involved in the research, development, marketing and promotion for our products; the possible cancellation or non-fulfillment of existing orders or distributor commitments for our products; our ability to respond to customer needs and other changes in the counter-terrorism, military, public safety and first receiver and first responder communities; adverse changes in governmental regulations; our ability to maintain and manage our growth; difficulties in integrating the operations, technologies and products of any businesses we may acquire; general economic and business conditions; the possibility that our products contain unknown defects that could result in product liability claims; and competitive factors in our markets and industry generally. Numerous other factors could cause or contribute to such differences, including, but not limited to, those set forth in the Company’s Annual Report to Stockholders, periodic reports, registration statements and other filings made with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of the press release. We assume no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

TVI Corporation

Richard Priddy, President & CEO (301) 352-8800 x210

Sharon Merrill Associates

Jim Buckley, Executive Vice President (617) 542-5300